City and County of
                                                              ------------------
                                                      Philadelphia, Pennsylvania
                                                      --------------------------

                  OPTION TO PURCHASE AND DEVELOPMENT AGREEMENT
                  --------------------------------------------

     This Option to Purchase and Development Agreement ("Agreement") made as of this 27th day of March, 1998 by and between Delaware Avenue Enterprises, Inc., a Pennsylvania corporation ("DAE"), and Holt Hauling and Warehousing System, Inc., a Delaware corporation ("Holt").

                                    RECITALS
                                    --------

     A. DAE is the owner of approximately 11.5 acres of property located on the Delaware River north of Packer Avenue, in the City and County of Philadelphia, Pennsylvania, identified as Lot 61 in Block __________ on the City of Philadelphia Tax Map (the "Premises"). The Premises are more particularly described in Exhibit A attached hereto. The Premises are one of six contiguous parcels owned by DAE in the area of Delaware Avenue, Bigler Street, the Delaware River, and Packer Avenue known as the Publicker Industries, Inc. Superfund Site ("Publicker Site" or "Site"). The Publicker Site has been the subject of an environmental cleanup pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") of 1980, 42 U.S.C. ss.9601 et seq.

     B. DAE has cleared the Publicker Site of existing aboveground and underground structures while conducting a portion of the environmental cleanup under the direction of the United States Environmental Protection Agency ("EPA"), and now plans to develop a marginal port facility on the Publicker Site.

     C. Holt desires to purchase for Eight Million ($8,000,000) Dollars an option to acquire the Premises from DAE, and DAE is willing to grant Holt an option to acquire the Premises, on the terms hereinafter set forth.

     D. As additional consideration for purchasing this option, Holt is willing to loan DAE Ten Million ($10,000,000) Dollars (the "Holt Loan"), which debt shall be memorialized in a Note executed contemporaneously with this Agreement and secured by a Mortgage on the entire Publicker Site. The Holt Loan shall be used to develop the Premises as part of the overall Publicker Site development, in exchange for which DAE is willing to expend not less than an additional Forty Million ($40,000,000) Dollars to develop the Premises.

     NOW, THERFORE, in consideration of the foregoing and of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

     1. Grant of Option. For and in consideration of the payment described in Paragraph 3 below, DAE grants to Holt, and Holt takes from DAE, the option to


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purchase the Premises (the "Purchase Option") at any time during the term of this Agreement by giving written notice to DAE (the "Exercise Notice") of its election to exercise the Purchase Option.

     2. Term and Termination.

        (a) Term. The term of this Agreement shall commence as of the date hereof and shall end as of 11:59 p.m. on December 31, 2013.

         (b) Termination. Holt may terminate the term of this Agreement at any time and for any reason whatsoever by giving written notice of such election to DAE, in which event this Agreement shall become null and void and neither party shall have any further obligations of liabilities to the other.

     3. Option Payment. Holt has paid to DAE contemporaneously with the execution of this Agreement the sum of Eight Million ($8,000,000) Dollars in consideration of DAE's grant of the Purchase Option to Holt (the "Option Payment").

     4. Agreement of Sale. Upon the date that Holt exercises the Purchase
Option (the "Exercise Date"), this Agreement shall constitute an agreement of sale between DAE and Holt or its nominee or assignee, whereby DAE agrees to sell and Holt agrees to purchase the Premises upon the following terms and conditions:

        (a) Closing. Closing for the purchase of the Premises shall be held within ninety (90) days of the Exercise Date, at such time, date and place as shall be set forth in a notice from Holt to DAE after the Exercise Date (the "Closing"). The closing date shall not be earlier than forty-five (45) days nor later than ninety (90) days after the Exercise Date (the "Closing Date").

        (b) Purchase Price. The parties agree that the purchase price shall be one hundred twenty percent (120%) of any sums expended by DAE after the date hereof for improvements to the Premises, whether financed by the Holt Loan or by any other sources, it being understood that no portion of the Option Payment shall be credited against the purchase price.

        (c) Adjustments. DAE shall pay for all transfer taxes, documentary stamps and recording fees necessary to execute and record the Deed (as defined in subparagraph 4(d)). Holt shall bear the cost of title insurance described in subparagraph 4(d), but DAE shall bear all costs in the form of abatement of the purchase price associated with placing such title in the condition required by such subparagraph. Real estate taxes and water and sewer rents and charges (if

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any) shall be apportioned pro rata on a per diem basis as of the Closing Date.

        (d) Condition of Title. At Closing, DAE shall convey to Holt good and marketable fee simple title to the Premises by delivery of a special warranty deed, in recordable form (the "Deed"), such title to be free and clear of all liens, leases, encroachments, easements, restrictions, title company objections, and other encumbrances, except for those approved by Holt, in its sole discretion. Holt's title shall be insurable as aforesaid at ordinary rates by any reputable title company of Holt's choice (the "Title Company") pursuant to an ALTA Owner's Policy of Title Insurance - 1970 - Form B - Amended October 17, 1970, with such endorsements thereto as Holt shall request.

        (e) Title Affidavits, Etc. DAE agrees that it shall execute any instruments, agreements, affidavits or other documentation reasonably required by the title company insuring Holt's title in order to effectuate the transaction contemplated hereby, and DAE further agrees to execute any and all affidavits required by such title company as a condition to its insuring such title as aforesaid.

        (f) Failure of Title. If title to any part of the Premises shall not be in accordance with the requirements of subparagraph 4(d) above, Holt shall have the option of taking such title to the Premises as DAE can give with an appropriate abatement of the purchase price and/or of terminating this Agreement in which event all sums paid by Holt under paragraph 3 above shall be returned by DAE to Holt.

        (g) FIRPTA Certification. DAE agrees to sign and deliver at Closing a certification in form reasonably acceptable to Holt in compliance with the Foreign Interest in Real Property Transfer Act.

        (h) Survey. DAE recognizes that Holt may obtain a survey plan of the Premises prepared by a registered surveyor qualified to practice in the Commonwealth of Pennsylvania. At the option of DAE, a description of the Premises contained in the Deed shall be based upon the survey as well as the record description of the Premises.

        (i) Automatic Extension of Term. Holt's delivery to DAE of an Exercise Notice shall automatically extend the term of this Agreement for a sufficient period of time beyond the expiration date to accommodate the time periods provided in this Paragraph 4 (such as, without limitation, the possible occurrence of Closing on as late as the 90th day after the Exercise Date).

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

     5. Operations Prior to Closing.

        (a) DAE, in further consideration for the Option Payment made by Holt hereunder, shall make capital improvements to the Premises of not less than Fifty Million ($50,000,000) Dollars, of which Ten Million ($10,000,000) Dollars may consist of the Holt Loan, according to the following schedule: on or prior to the fifth anniversary of this Agreement, DAE shall have spent not less than Twenty Five Million Dollars ($25,000,000) on said capital improvements, and not less than an additional Twenty Five Million Dollars ($25,000,000) on said capital improvements on or prior to the tenth anniversary of this Agreement.

        (b) Holt shall have the right to make periodic inspections of DAE's capital improvements during their construction by giving DAE reasonable advance notice.

        (c) DAE shall not, without the prior written approval of Holt, enter into any contract for, or on behalf of, or affecting the Premises, nor enter into any new lease, or any amendment, modification or terminaton of any existing lease affecting the Premises.

        (d) All payments required to be made to contractors, subcontractors, mechanics, materialmen and all other persons in connection with work done or services performed with respect to the Premises shall be made by DAE as and when due, but in any event prior to the Closing Date, and as of the Closing Date there shall be no basis for the filing of any mechanics' or materialmens' liens against the Premises or any part thereof on the basis of any work done or services performed with respect to the Premises.

        (e) DAE shall promptly deliver to Holt a copy of any tax bill, notice or assessment, or notice of change in a tax rate or assessment affecting the Premises or any part thereof, any notice or claim of violation of any law, any notice of any taking or condemnation affecting or relating to the Premises or any part thereof, or any other notice affecting or relating to the Premises or any part thereof.

     6. Representations and Warranties. DAE, to induce Holt to enter into this Agreement, represents and warrants to Holt as follows:

        (a) DAE has full power and legal right and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement requires no further action or approval in order to make this Agreement a binding and enforceable obligation of DAE.

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

         (b) There are no individuals or entities other than those comprising DAE which have any legal, equitable or other claim or right with respect to the Premises or any part thereof.

         (c) No consent of any third party is required by DAE to enter into this Agreement or to consummate the terms of this Agreement, were Holt to exercise the Purchase Option.

         (d) DAE has no knowledge of any violations of any federal, state or local law, ordinance, order, regulation or requirement affecting any portion of the Premises or of any outstanding written notice of any such violation by any governmental authority as of the date hereof. DAE shall cure, prior to Closing, any such violation of which DAE or Holt receives notice prior to the Closing Date.

         (e) There are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Premises, and no other contracts or agreements with respect to or affecting any portion of the Premises.

         (f) No portion of the Premises is the subject of any abatement, reduction, deferral or "rollback" with regard to real estate taxes nor any agreement or arrangement whereby the Premises or any part thereof may be subject to the imposition of real property taxes after the Closing Date on account of periods of time prior to the Closing Date.

         (g) There are no liens or encumbrances against the Premises and there are no other parites that have or can assert a lien against the Premises.

        7. Environmental Matters. DAE, under the supervision of EPA, has substantially completed the environmental cleanup of the Publicker Site of which the Premises are a part, as a result of which EPA has removed the Publicker Site from the CERCLA National Priorities List. Although this cleanup has been performed to EPA's satisfaction, DAE cannot represent or warrant that "hazardous substances," as defined by CERCLA, the Hazardous Sites Cleanup Act, 35 P.S. ss6020.101 et seq., or other relevant federal or state statutes and regulations are not present to some extent in the soil, groundwater, or other media on the Premises. Accordingly, Holt agrees to obtain this Purchase Option on an "as is" basis, and would take title to the Premises on the same "as is" basis should Holt choose to exercise the Purchase Option.

        8. Investigation. DAE shall afford Holt and its representatives full access to the Premises, to all files, records and other information relevant to the Premises as Holt shall reasonably request, and Holt shall have the right to perform such tests and studies (including without limitation topographical studies, soils tests and engineering, environmental and other tests), prepare

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

such plans and surveys and make such applications, inquires and searches of governmental records as Holt shall deem necessary or appropriate in connection with its evaluation of the Premises; and DAE shall cooperate fully with such investigation of the Premises. With respect to material damage to the Premises caused by Holt or its representatives during any such investigation, Holt shall restore such damaged areas to substantially their same condition existing prior to such studies and tests.

        9. Recording. If requested by Holt, DAE agrees to sign a copy of this Agreement or a memorandum thereof in recordable form for purposes of recording this Agreement or such memorandum with the Recorder's Office of Philadelphia County, Pennsylvania.

        10. Condemnation. DAE has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain or taking in connection with the Premises, or any part thereof. In the event DAE receives any such notice, it will forthwith send a copy of such notice to Holt, and Holt shall have the sole right (in the name of DAE or in its own name) to negotiate for, to agree to or to contest all offers and awards. If any portion of the Premises is taken or condemned, Holt shall have the right to terminate this Agreement within twenty (20) days after first receiving written notice of such event.

        11. Brokerage. DAE and Holt each represent and warrant to the other that neither it nor anyone acting on its behalf has dealt with any broker or other intermediary in connection with this Agreement or the sale of the Premises. DAE and Holt agree to indemnify, defend and to hold the other harmless from and against all claims, demands, losses, costs and expenses (including without limitation reasonable attorney's fees and court costs) arising from any claims to commissions made by any broker, finder or other intermediary claiming a commission by or through him.

        12. Assignment. Holt may assign its interests under this Agreement at any time, and upon such assignment, shall be relieved of any and all liability hereunder.

        13. Notices. All notices and other communications to be given under this Agreement shall be in writing and shall be hand delivered or sent by reputable, overnight courier service, or by registered or certified mail, return receipt requested, addressed or sent as follows:

                if intended for DAE:

                Delaware Avenue Enterprises, Inc.
                701 North Broadway
                Gloucester City, NJ 08030
                Attention: _________

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

                if intended for Holt:

                Holt Hauling and Warehousing System, Inc.
                701 North Broadway
                Gloucester City, NJ 08030
                Attention: _________


All such notices or other communications shall be deemed to have been given on the date of delivery thereof if given by hand delivery or telecopier, or on the date deposited with the courier service or the United States Postal Service if given by overnight courier service or United States mail, respectively. Notices by or to the parties may be given on their behalf by their respective attorneys.

        14. Miscellaneous.

         (a) Successors. This Agreement shall be binding upon and inure to the benefit of DAE and Holt and their respective heirs, executors, administrators, successors and assigns.

         (b) Captions. The captions in this Agreement are inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

         (c) Entire Agreement; Governing Law. This Agreement contains the entire understanding of the parties with respect to the subject matter herof, supersedes all prior or other negotiations, representations, understandings and agreements of, by or among the paries, express or implied, oral or written, which are fully merged herein. The express terms of this Agreement control and supersede any course of performance and/or customary practice inconsistent with any such terms. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement unless such agreement is in writing and signed by the party against whom enforcement of such change, modification, discharge or abandonment is sought. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

         (d) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or in part.

         (e) Survival, Notwithstanding any presumption to the contrary, all covenants, conditions and representations contained in this Agreement, which, by their nature, impliedly or expressly, involve performance after settlement, or

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which cannot be ascertained to have been fully performed until after settlement, shall survive settlement.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected on this Agreement as the signatories.

         (g) Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative or counsel drafted such provision.

         (h) Time. Time is of the essence of this Agreement. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, then the final day shall extend to 5:00 p.m. of the next full business day. For the purposes of this Section, the term "holiday" shall mean a day other than a Saturday or Sunday on which banks in the state in which the Real Property is located are or may elect to be closed.

         In witness whereof, and intending to be legally bound, DAE and Holt have executed this Agreement as of the day and year first written above.

                                DELAWARE AVENUE ENTERPRISES, INC.,
                                a Pennsylvania Corporation

[CORPORATE SEAL]                By:
                                   ------------------------------
                                   President

                                HOLT HAULING AND WAREHOUSING SYSTEM, INC., a Delaware Corporation

[CORPORATE SEAL]                By:
                                   ------------------------------
                                   President